SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this "Agreement") is made and entered into as of December 29, 2017, by and among Freestone Opportunity Partners LP ("FOP"), Freestone Opportunity Qualified Partners LP ("FOQP"), Freestone Investments LLC, Freestone Capital Management, LLC, Freestone Capital Holdings, LLC, Erik Morgan and Gary I. Furukawa (collectively, the "Investors") and Owens Realty Mortgage, Inc., a Maryland corporation (the "Company") (each of the Investors and the Company, a "Party" to this Agreement, and collectively, the "Parties").
RECITALS
WHEREAS, as of the date hereof, the Investors, including their respective "Affiliates" and "Associates" (in each case, as defined in Rule 12b‑2 of Securities Exchange Act of 1934, as amended (the "Exchange Act"), but with respect to the term "Associates" excluding clause (1) in such definition), beneficially own, in the aggregate, 810,937 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, 1,000 shares of which are owned of record by FOP, 1,000 shares of which are owned of record by FOQP (the "Record Shares") and 808,937 shares of which are owned beneficially by the Investors (the "Street Name Shares" and, together with the Record Shares, the "Investor Shares"), which Street Name Shares consist of 667,058 shares held directly by the Investors (the "Freestone Shares") and 141,879 shares beneficially owned by the Investors on behalf of certain managed accounts (the "Managed Account Shares");
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Investors desire to sell the Investor Shares to the Company, and the Company desires to purchase from the Investors all of the Investor Shares; and
WHEREAS, as a condition to the Company entering into the transactions contemplated by this Agreement, the Investors are willing to agree to certain restrictions on their involvement with the Company in the future and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

 SALE AND PURCHASE OF INVESTOR SHARES
Section 1.1 Sale of Investor Shares.  Subject to the terms and conditions of this Agreement, the Investors hereby sell, assign, transfer, convey and deliver to the Company, and the Company hereby purchases, acquires and accepts from the Investors, free and clear of any and all Liens (as defined herein) other than Permitted Liens (as defined herein) the Investor Shares for $19.25 per share, resulting in an aggregate purchase price for all of the Investor Shares of $15,610,537.25 (the "Purchase Price"), consisting of $38,500.00 for the Record Shares (the "Record Shares Amount") and $15,572,037.25 for the Street Name Shares (the "Street Name Shares Amount"), consisting of $12,840,866.50 for the Freestone Shares (the "Freestone Shares Amount") and $2,731,170.75 for the Managed Account Shares (the "Managed Account Shares Amount").

Section 1.2 Deliverables.
(a) Simultaneously with the execution and delivery of this Agreement:
(i) the Investors have taken such actions as are necessary to cause the relevant financial institution or other entity with which each of the Investors' accounts are maintained to effect the legally valid delivery of the Freestone Shares from each of the Investors' accounts to Computershare Trust Company, N.A., the Company's transfer agent ("Computershare") and the Company has taken such actions as are necessary to cause Computershare to accept delivery of the Freestone Shares;
(ii) the Company has paid to the Investors, as consideration for the Freestone Shares, the Freestone Shares Amount in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Investors to the Company; and
(iii) the Investors have directed the Company's transfer agent to deliver to the Company and the Investors evidence (such as a "screen shot") of the recordation in the Company's name (or, if applicable, to an account of the Company through the facilities of The Depository Trust Company) of the Freestone Shares.
(b) As promptly as practicable following the date hereof:
(i) the Investors will deliver to the Company all of the Investors' right, title and interest in and to the Record Shares by delivery of one or more instrument of transfer as required by Computershare and the Company will take such actions as are necessary to cause Computershare to accept delivery of the Record Shares and, simultaneously with such delivery of the Record Shares, the Company will pay to the Investors, as consideration for the Record Shares, the Record Shares Amount in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Investors to the Company;
(ii) the Investors will take such actions as are necessary to cause the relevant financial institution or other entity with which each of the Investors' accounts are maintained to effect the legally valid transfer of the Managed Account Shares from each of the Investors' accounts to Computershare and the Company will take such actions as are necessary to cause Computershare to accept delivery of the Managed Account Shares; provided, however, that no Managed Account Shares shall be deemed delivered (and the Investors and the Company will so instruct Computershare) until all of the Managed Account Shares are delivered to Computershare;
(iii)  simultaneously with the receipt of all Managed Account Shares, the Company will pay to the Investors, as consideration for the Managed Account Shares, the Managed Account Shares Amount in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Investors to the Company; and

(iv) upon delivery of the Record Shares and upon delivery of all the Managed Account Shares, the Investors will direct the Company's transfer agent to deliver to the Company and the Investors evidence (such as a "screen shot") of the recordation in the Company's name (or, if applicable, to an account of the Company through the facilities of The Depository Trust Company) of such Record Shares and the Managed Account Shares.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Section 2.1 Representations and Warranties of the Investors.
Each of the Investors hereby represents and warrants to the Company, as of the date hereof, as follows:
(a) Each of the Investors that is not a natural person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power, authority and capacity to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.
(b) The execution and delivery of this Agreement by each Investor and the consummation by each Investor of the transactions contemplated hereby (i) do not require such Investor to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to Section 13 or Section 16 of the Exchange Act) make any filing with any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body (each, a "Governmental Authority"); and (ii) except as would not have a material adverse effect on the ability of each Investor to consummate the transactions contemplated by this Agreement on the terms set forth herein or on the ability of each Investor to perform its obligations under this Agreement, do not and will not constitute or result in a breach, violation or default under (a) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to each Investor or (b) the terms of any agreements binding upon each Investor.
(c) This Agreement has been duly executed and delivered by each Investor and constitutes a legal, valid and binding obligation of each Investor, enforceable against each Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and by general principles of equity.  Each Investor has duly taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(d) The Investors have dispositive power of the Investor Shares and are the sole owner of the Record Shares and the Freestone Shares.  Each Investor has good and valid title to the Investor Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, assessment, option, proxy, agreement to vote, equitable or other adverse claim (collectively, "Liens") other than Liens existing under applicable securities laws (collectively, "Permitted Liens"), and each Investor has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Investor Shares or its ownership rights in such Investor Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Investor Shares.  There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Investor Shares, other than as contemplated by this Agreement.  The delivery of the Investor Shares to the Company pursuant to this Agreement shall transfer and convey good, valid and marketable title thereto to the Company, free and clear of all Liens other than Permitted Liens.

(e) Without limiting the representations and warranties of the Company in Article III, each Investor has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision.  In entering into this Agreement, the Investors have consulted with their own advisors and have relied solely upon its own investigation and analysis, without relying upon the Company except to the extent specified in this Agreement.
(f) The Investors acknowledge that the Company may be in possession of material non-public information about the Company not known to the Investors.
(g) Each Investor has had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated hereby, the Investor Shares and the Company, and all such questions have been answered to such Investor's full satisfaction. Each Investor has had full access to such other information concerning the Investor Shares and the Company (including certain information which has been delivered subject to the Confidentiality Agreement dated November 27, 2017).
(h) Each Investor acknowledges and confirms that it is aware that the Company is not making any representation or warranty to the Investors whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Investor Shares.  Each Investor acknowledges and confirms that it is aware that the closing sale price of the Investor Shares (the "Stock Price") has fluctuated since the Investors acquired the Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.
(i) Other than the Investor Shares, none of the Investors nor any of their Affiliates or Associates beneficially owns any securities of the Company.
(j) Each Investor is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws.

(k) Except for the representations and warranties contained in this Agreement, none of the Investors nor any other person on behalf of any of the Investors makes any other express or implied representation or warranty with respect to any of the Investors.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1 Representations and Warranties of the Company.
The Company hereby represents and warrants to the Investors, as of the date hereof, as follows:
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland.  The Company has the corporate power, authority and capacity to execute and deliver this Agreement, to perform the Company's obligations hereunder and to consummate the transactions contemplated hereby.
(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require Company to obtain any consent, approval, authorization, order, registration or qualification of or make any filing with any Governmental Authority; and (ii) except as would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement on the terms set forth herein, do not and will not constitute or result in a breach, violation or default under (a) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Company or (b) the terms of any agreements binding upon the Company.
(c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and by general principles of equity.  The Company has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(d) The Company is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws.
(e) Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided by or on behalf of the Company.

ARTICLE IV

 COVENANTS, INDEMNIFICATION AND RELEASE
Section 4.1 Standstill.  Each of the Investors agree that, during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof, it or he shall not, and it or he shall cause each of such person's Affiliates and Associates not to:
(a) acquire, offer or propose to acquire or agree to acquire, or acquire rights to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities or indebtedness of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in any capital stock of the Company;
(b) (i) nominate , give notice of an intent to nominate, or recommend for nomination a person for election at any annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any Stockholder Meeting at which directors of the Company are to be elected or any solicitation of written consents of stockholders of the Company; (ii) initiate, knowingly encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company's directors; (iii) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or bring any other business for consideration at a Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) initiate, knowingly encourage or participate in any solicitation of written consents of stockholders of the Company; (vi) initiate, knowingly encourage or participate in any request to call a special meeting of the Company's stockholders; or (vii) initiate, knowingly encourage or participate in any "withhold" or similar campaign with respect to any Stockholder Meeting;
(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company's directors;
(d) advise, knowingly encourage or influence any person with respect to voting any shares of capital stock of the Company with respect to any matter;
(e) subject any Company voting securities to any arrangement or agreement with respect to the voting thereof; seek to control or influence, alone or in concert with others, the governance or policies of the Company, including, without limitation, seeking to amend any provision of the Company's charter or bylaws;
(f) demand an inspection of the Company's books and records;
(g) engage any private investigations firm or other Person to investigate any of the Company's directors or officers;

(h) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third party), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities or any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, conversion, acquisition or other business combination involving the Company or any of its subsidiaries or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;
(i) take any action challenging the validity or enforceability of this Section 4.1 or this Agreement, or make any request, submit any proposal or disclose any intent to seek or obtain any waiver, consent under, or any amendment of, any provision of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party or any Affiliate of any Party;
(j) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any third party with respect to any of the foregoing, or advise, finance, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing; or
(k) take or cause or induce any third party to take any action inconsistent with any of the foregoing.
Section 4.2 Mutual Non-Disparagement.  During the period beginning on the date hereof and ending on the second anniversary of the date hereof, none of the Parties shall directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement or statement (including, without limitation, the filing of any document or report or the making of any other disclosure with the SEC or any other Governmental Authority, unless required by law or legal process, or any disclosure to any journalist, member of the media or securities analyst) concerning any other Party (including, without limitation, the business, reputation, products or services of such other Party), or any of its past or then-current directors, managers, partners, officers, employees, attorneys, agents, Affiliates or other representatives (collectively, "Representatives"), that disparages or criticizes, or might reasonably be expected to disparage, criticize or otherwise be construed to be derogatory, critical of, negative toward, or detrimental to, such other Party (or the business, reputation, products or services of such other Party), its Affiliates or Representatives.  The restrictions in this Section 4.2 shall not (i) apply (A) in any compelled testimony or production of information, whether by Legal Proceeding, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (B) to any disclosure required by applicable law, rules or regulations (including the rules of any applicable securities exchange); or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder or otherwise.

Section 4.3 No Litigation.  Subject to applicable law, during the period beginning on the date hereof and ending on the second anniversary of the date hereof, each Party covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a "Legal Proceeding") against any other Party or any of its Representatives, except for any Legal Proceeding (i) initiated solely to remedy a breach of or to enforce this Agreement or (ii) between Parties affiliated with the Investors; provided, however, that the foregoing shall not prevent any Party or any of their Representatives from responding to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any Legal Proceeding (a "Legal Requirement") if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the recipient Party or any of its Representatives (it being understood that if such recipient Party is affiliated with the Investors, such Legal Proceeding must not have been initiated by, or on behalf of, or at the suggestion of, any other Party affiliated with the Investors); provided, further, that in the event a Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party, if legally permitted.
Section 4.4 Mutual Release.
(a) Effective as of the date hereof, each Party, on behalf of itself, himself and its and his Affiliates, successors, predecessors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity of any such person, such person's Representatives (as applicable, collectively, the "Releasing Parties"), hereby fully and finally remises, releases, acquits and forever discharges, and covenants not to sue or take any steps to pursue or further any Legal Proceeding against, each other Party, its Affiliates, successors, predecessors, assigns, subsidiaries and each of its past or current insurers and Representatives (as applicable, collectively, the "Released Parties"), from and in respect of any and all actions, claims and causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether based on any federal, state or foreign law or right of action, whether known or unknown, whether foreseen or unforeseen, whether matured or unmatured, in each case, which such Releasing Parties, or any of them, had, has or may have directly arising out of, connected with or related to the Investors' investment in the Company on or prior to the date hereof ("Claims"); provided, however, that nothing in this Section 4.4 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have pursuant to this Agreement (the "Release").  If any Claim is not subject to the Release, to the extent permitted by law, each Party waives, and shall cause the applicable Releasing Parties to waive, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any other Party or any of the other applicable Released Parties is a party.
(b) Each Party agrees that it shall not, and shall cause the applicable Releasing Parties not to, institute any Legal Proceeding against any applicable Released Party with respect to any and all Claims released in this Agreement.  Each Party hereby represents and warrants that it has access to adequate information regarding the terms of the Release, the scope and effect of the releases set forth herein and all other matters encompassed by the Release to make an informed and knowledgeable decision with regard to entering into the Release and has not relied on the applicable Released Parties in deciding to enter into the Release and has instead made its own independent analysis and decision to enter into the Release.

(c) Each Party acknowledges that the consideration payable pursuant to this Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement.  Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the Release as set forth in this Section 4.4. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs which it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true.  Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true.  Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.  Each Party acknowledges and agrees that the releases and covenants provided for in this Article V are binding, unconditional and final as of the date hereof.
(d) Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys' fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.
ARTICLE V

 MISCELLANEOUS PROVISIONS
Section 5.1 Termination.  This Agreement may only be terminated by:
(a) the written consent of all Parties;
(b) by the Investors if the Company materially breaches its obligations pursuant to Article 4 of this Agreement or the representations and warranties in Section 3 of this Agreement  and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4.2 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 4.2 (Mutual Non-Disparagement); provided, further, that the obligations of the Investors pursuant to Section 4.3 (No Litigation) may be terminated immediately by the Investors in the event that the Company materially breaches its obligations under Section 4.3 (No Litigation);
(c) by the Company if Investors have materially breached their obligations pursuant to Article 4 of this Agreement or the representations and warranties in Section 2 of this Agreement  and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4.2 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Investors have materially breached Section 4.2 (Mutual Non-Disparagement); provided, further, that the obligations of the Company pursuant to Section 4.3 (No Litigation) may be terminated immediately by the Company in the event that the Investors materially breach their obligations under Section 4.3 (No Litigation).

If this Agreement is validly terminated in accordance with this Section 5.1, this Agreement shall be of no further force and effect, without any liability on the part of any Party, except for Sections 5.3 through 5.17, which shall survive the termination of this Agreement.  Nothing herein shall relieve any Party of liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.
Section 5.2 Public Announcements.
(a) Not later than two business days following the execution of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in substantially the form attached hereto as Exhibit A or as otherwise agreed to by the Parties (the "Press Release"). Prior to the issuance of the Press Release, the Parties shall not issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.  No Party or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release, except as required by law, rule or regulation or the rules of the NYSE American or with the prior written consent of the other Party and otherwise in accordance with this Agreement.
(b) Not later than two business days following the execution of this Agreement, the Investors shall file with the SEC an amendment to that certain Schedule 13D of the Investors dated June 5, 2017 (the "Schedule 13D Amendment"), such Schedule 13D Amendment to be in compliance with Section 13 of the Exchange Act, reporting Investor's entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto.  The Investors shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.
(c) Not later than four business days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8‑K reporting its entry into this Agreement and appending this Agreement and the Mutual Press Release as an exhibit thereto (the "Form 8-K"). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement.  The Company shall provide the Investors and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to its filing with the SEC and consider in good faith any comments of the Investors and its Representatives.
Section 5.3 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the addresses set forth below or such other address or facsimile number as a Party may from time to time specify by notice to the other Parties.

If to the Company, to:
Owens Realty Mortgage, Inc.
2221 Olympic Boulevard
Walnut Creek, California 94595
Attention: Dan Worley
Email: DWorley@owensfinancial.com
Fax: 925-935-1486
with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10069
Attention:  Greg Cope, Kai Liekefett, Shaun Mathew
Email: gcope@velaw.com; kliekefett@velaw.com; smathew@velaw.com
Fax:  212-237-0100

If to the Investors, to:
Freestone Capital Management LLC
701 Fifth Avenue, Suite 7400
Seattle, Washington 98104
Attention: Legal
Facsimile: (206) 707-7397
Email: legal@freestonecapital.com
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention:  Adam Finerman
 Facsimile:  (212) 451-2222
Email: afinerman@olshanlaw.com
Section 5.4 Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the transactions contemplated hereby embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their Representatives relative to such subject matter, including any term sheets, emails or draft documents.

Section 5.5 Assignment; Binding Agreement.  No Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
Section 5.6 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.
Section 5.7 Governing Law; Jurisdiction; Venue; Trial by Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to principles of conflicts of laws.  The exclusive jurisdiction and venue in any action brought by any Party pursuant to this Agreement shall lie in the Circuit Court for Baltimore City, Maryland (or, if no state court located within the State of Maryland has subject matter jurisdiction, the U.S. District Court for Maryland).  By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 5.8 No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person's dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
Section 5.9 Amendment; Waiver.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged, in whole or in part, except by a writing executed by all Parties.
Section 5.10 No Brokers.  No Party has engaged any third party as broker or finder or incurred or become obligated to pay any broker's, commission or finder's fee in connection with the transactions contemplated by this Agreement.
Section 5.11 Further Assurances.  Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 5.12 Costs and Expenses.  Each Party shall be responsible for its own fees, costs and expenses incurred in connection with this Agreement.
Section 5.13 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the court making such holding is expressly authorized to modify such invalid, illegal or unenforceable provision in lieu of severing such provision from this Agreement in its entirety, whether by rewriting such provision, deleting any or all of such provision, adding additional language to this Agreement or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.  Should any provision of this Agreement be held by a court of competent jurisdiction to be valid, legal or enforceable only if modified, or if any portion of this Agreement shall be held as invalid, illegal or unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
Section 5.14 Headings.  The article and section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
Section 5.15 Construction.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any term shall include the corresponding masculine, feminine and neuter forms.  The word "including" shall be deemed to be followed by the phrase "without limitation".  All references to "$" are to the lawful currency of the United States of America.  The words "this Agreement", "hereof", "hereunder", "herein", "hereby" or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.
Section 5.16 Specific Performance.  The Parties acknowledge and agree that a Party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by the other Party in accordance with their specific terms or are otherwise breached.  Accordingly, the Parties agree that, in any such event, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an action, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.
Section 5.17 Survival.  The representations and warranties contained in this Agreement shall survive without expiration.
[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

OWENS REALTY MORTGAGE, INC.
By:          ___________________________
Name:     Daniel J. Worley
Title:	Senior Vice President and Corporate Secretary

[Signature Page to Settlement Agreement]

FREESTONE OPPORTUNITY PARTNERS LP
By: Freestone Capital Management, LLC

By: _________________________
Name:           Scott W. Akins
Title:             General Counsel
FREESTONE OPPORTUNITY QUALIFIED PARTNERS LP
By: Freestone Capital Management, LLC

By: _________________________
Name:           Scott W. Akins
Title:             General Counsel
FREESTONE INVESTMENTS LLC
By: _________________________
Name:           Scott W. Akins
Title:             General Counsel
FREESTONE CAPITAL MANAGEMENT, LLC

By: _________________________
Name:           Scott W. Akins
Title:             General Counsel
FREESTONE CAPITAL HOLDINGS, LLC

By: _________________________
Name:           Scott W. Akins
Title:             General Counsel
By: _________________________
       Scott W. Akins, as attorney-in-fact for Erik
       Morgan and Gary I. Furukawa

[Signature Page to Settlement Agreement]

Exhibit A

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Owens Realty Mortgage, Inc.
(925) 239-7001

Additional Investor Contact:
Bill Fiske
Georgeson LLC
212-440-9128
BFiske@georgeson.com

Media Contact:
Phil Denning
ICR, Inc.
646-277-1258
Phil.Denning@icrinc.com

Owens Realty Mortgage, Inc. Announces Repurchase and Settlement Agreement with Freestone Capital Management

WALNUT CREEK, Calif., January 3, 2018 -- Owens Realty Mortgage, Inc. (NYSE American: ORM) (the "Company") today announced that it has entered into an agreement with Freestone Capital Management, LLC and certain of its affiliates (collectively, "Freestone") to repurchase the 810,937 shares of the Company's common stock beneficially owned by Freestone.  The Company agreed to repurchase the shares for $19.25 per share in a private, accretive transaction representing more than a 10% discount to the $22.12 per share GAAP book value of the Company's common stock as of September 30, 2017.

The aggregate purchase price was $15,610,537.25, approximately $4.1 million of which was paid with the remaining balance of the Company's $10 million stock repurchase plan previously announced on June 13, 2017. As a result of the shares already repurchased in the open market and the repurchase from Freestone, the Company's repurchase plan, which had been set to expire on January 15, 2018, has been terminated.

Bryan H. Draper, President and Chief Executive Officer of Owens Realty Mortgage, said, "We are pleased to have reached this agreement, which will allow us to continue to prudently execute the business strategy of liquidating our real estate assets and investing the proceeds into commercial real estate loans in order to maximize value for our stockholders."

The repurchase represents a reduction of approximately 8 percent of the 10,041,938 shares outstanding on November 3, 2017, as reported in the Company's most recently filed Form 10-Q.  As of December 29, 2017, the Company has repurchased approximately $31.5 million of its stock, not including commissions and fees, representing approximately 1,961,000 shares or 17.5 percent of the shares outstanding on May 20, 2013, at an average price of $16.06 per share.

As previously disclosed, the Board's Compensation Committee continues to analyze and evaluate a range of strategic options related to its external management structure, including amending the existing management agreement or internalizing the management function. While this review continues, the Company has negotiated a reduction of its management fee, effective as of July 2017.

PremierCounsel LLP and Vinson & Elkins L.L.P. are representing Owens Realty Mortgage, Inc.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term acquisition and transition capital to small balance and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.